Exhibit 99.1
Contact: Karin Demler: (615) 263-3005
Corrections Corporation of America Announces
Fourth Quarter 2007 and Full—Year Financial Results
Full—Year EPS Up 23.3% to $1.06
Expects 2008 EPS of $1.21 to $1.28
NASHVILLE, Tenn. — February 7, 2008 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the fourth quarter and year ended December 31, 2007.
Financial Review
Fourth Quarter of 2007 Compared with Fourth Quarter of 2006
•	Net income increased to $34.9 million from $32.2 million
•	Net income per diluted share increased to $0.28 from $0.26
•	Net income per diluted share, excluding special items (“Adjusted net income per diluted share”) increased to $0.29 from $0.26
•	EBITDA increased to $91.8 million from $82.2 million
•	1,680 expansion beds placed into service during the fourth quarter of 2007
Financial results for the fourth quarter were positively impacted by an increase in compensated man-days from both federal and state customers. Management revenue from federal customers increased 7.5% to $150.8 million during the fourth quarter of 2007 from $140.3 million during the fourth quarter of 2006. The increase over the fourth quarter of 2006 was primarily the result of an increase in utilization at our Stewart Detention Center resulting from our contract with the Immigration and Customs Enforcement (“ICE”) that became effective in October 2006. Additionally, revenue increased as a result of higher occupancies combined with per-diem increases obtained on several contracts with the ICE and U.S. Marshals Service (“USMS”).
Management revenue from state customers increased 15.1% to $194.0 million during the fourth quarter of 2007 from $168.5 million for the same period in 2006. The increase in state revenue from the prior year quarter was primarily due to contract awards resulting in additional inmates from the state of California, which now utilizes beds in three of our facilities, and the state of Arizona at our Diamondback facility. We also experienced notable increases in populations that we house on behalf of the states of Washington and Colorado at our North Fork Correctional Facility as well as an increase in populations we house on behalf of the state of Hawaii at our new Saguaro Correctional Facility that opened in July 2007. In addition to increasing populations, state revenues were also positively impacted by per diem increases received under several existing contracts. The state of
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2007 Fourth Quarter Financial Results

Florida also fully utilized the additional 619 expansion beds we constructed for them at their Bay Correctional Facility and their Gadsden Correctional Institution. Both of these expansions were completed during the third quarter of 2007. These increases were partially offset by a reduction in revenue resulting from lower populations at the D.C. Correctional Treatment Facility.
Total portfolio occupancy increased to 97.9% during the fourth quarter of 2007 from 96.6% during the fourth quarter of 2006, with compensated man-days increasing 7.3% to 6.9 million from 6.4 million. Total portfolio occupancy percentage increased from the fourth quarter of 2006 despite placing into service over 4,600 new beds due to the completion of several expansion and development projects during 2007.
Adjusted Free Cash Flow decreased to $47.1 million during the fourth quarter of 2007 from $49.1 million generated during the same period in 2006 as a result of a $13.0 million increase in income tax payments over the fourth quarter of 2006. As previously disclosed, during 2006 we generated sufficient taxable income to utilize our remaining federal net operating loss carryforwards.
Financial results were negatively impacted by a $1.6 million non-cash charge, or $0.01 per diluted share, for the impairment of goodwill related to the management of two of our managed-only facilities. This impairment charge resulted from poor operating performance combined with an unfavorable, yet positive, forecast of future cash flows under the current management contracts at these facilities.
Commenting on the financial results, President and CEO John Ferguson stated, “We are pleased with our 2007 fourth quarter and full year financial results as our earnings continued to benefit from increased demand for bed capacity and the utilization of new bed capacity we added to our system since 2006. Last year we expressed our desire to begin the development of 4,000-6,000 new prison beds during the course of 2007. I am pleased that during 2007 we brought over 4,600 beds online and began the development of nearly 9,000 additional beds that will be added to our portfolio during 2008 and into early 2009.”
Ferguson continued, “Based on projected demand for prison beds by many of our existing state and federal customers we continue to pursue additional expansion and development opportunities.”
Full-Year 2007 Compared with Full-Year 2006
•	Net income increased to $133.4 million from $105.2 million
•	Net income per diluted share increased to $1.06 from $0.86
•	Adjusted net income per diluted share increased to $1.08 from 0.86 during 2006
•	EBITDA, excluding a refinancing charge during the first quarter of 2006, (“Adjusted EBITDA”) increased to $346.7 million from $292.5 million
Our financial results for 2007 reflected strong demand for prison beds, as occupancy for the full year increased to 98.3% from 95.0% in 2006, despite an increase of over 3,000 average available beds resulting from the completion of construction of over 6,200 beds during 2007 and 2006. We were also awarded management contracts from new customers, and achieved solid per diem increases on contracts that were renewed during the year, contributing to an increase in our operating margins to 29.1% in 2007 from 27.5% in 2006.
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CCA 2007 Fourth Quarter Financial Results

Adjusted net income per diluted share, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended December 31, 2007 and 2006, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended December 31,
Metric	2007	2006	% Change
Average Available Beds	76,504	72,259	5.9%
Average Compensated Occupancy	97.9%	96.6%	1.3%
Total Compensated Man-Days	6,892,259	6,423,138	7.3%
Average Daily Compensated Population	74,916	69,817	7.3%
Revenue per Compensated Man-Day	$55.43	$53.47	3.7%
Operating Expense per Compensated Man-Day:
Fixed	28.98	27.95	3.7%
Variable	10.28	10.03	2.5%

Total	39.26	37.98	3.4%

Operating Margin per Compensated Man-Day	$16.17	$15.49	4.4%

Operating Margin	29.2%	29.0%	0.7%
Total revenue for the fourth quarter of 2007 increased 11.1% to $386.4 million from $347.8 million during the same period in 2006, as total compensated man-days increased to 6.9 million from 6.4 million, and as revenue per compensated man-day increased to $55.43 from $53.47. The increase in revenue from the prior year period was primarily the result of higher inmate populations from the state of California at our Florence and Tallahatchie facilities, the state of Arizona at our Diamondback facility and from ICE at our Stewart facility.
Total operating expenses per compensated man-day increased 3.4% to $39.26 during the fourth quarter of 2007 compared with $37.98 during the same period in 2006. Operating expenses per compensated man-day during the fourth quarter of 2007 reflects facility ramp-up costs, several expense anomalies, as well as general inflationary increases.
Financing Transaction
In December 2007, we entered into a new $450.0 million senior secured revolving credit facility replacing our previous $250.0 million senior secured revolving credit facility. The new revolving credit facility has an aggregate principal capacity of $450.0 million, including up to $100.0 million for letters of credit, and matures in December 2012. Terms of the new revolving credit facility are substantially similar to those of the previous facility. Based on our current leverage ratio, loans under the new revolving credit facility would currently bear interest at the base rate plus a margin of 0.00% or at LIBOR plus a margin of 0.75%. The new revolving credit facility will be utilized to fund development projects in anticipation of increasing demand by existing and potential new customers, as well as for working capital, and general corporate purposes. We currently do not have any outstanding borrowings under the new revolving credit facility; however, we currently have $34.9 million in letters of credit outstanding.
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CCA 2007 Fourth Quarter Financial Results

Business Development Update
In January 2008, we amended our agreement with the State of California Department of Corrections and Rehabilitation (“CDCR”) to allow for the housing of an additional 360 CDCR inmates. As a result, we now have a contract that provides the CDCR with the ability to house up to 8,132 inmates in six of the facilities we own.
We currently expect that we will ultimately provide the CDCR up to 960 beds at our Florence facility, 80 beds at our West Tennessee facility, 2,592 beds at our Tallahatchie facility, 1,080 beds at our North Fork facility, 360 beds at our Red Rock facility and 3,060 beds at our new La Palma facility. On February 1, 2008, we housed approximately 2,450 California inmates at our West Tennessee, Florence and Tallahatchie facilities.
Facility Development Update
Facilities Currently Under Development or Expansion
Based upon our expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, we expect to complete the following expansion and development projects:

		Total Bed
		Capacity		Estimated
Facilities Under Expansion or	Additional	Following	Estimated	Total Cost		Potential
Development	Beds	Expansion	Completion	(in millions)		Customer(s)
Eden Detention Center, Texas	129	1,422	Q1 2008	$20.0	(1)	BOP(2)
Kit Carson Correctional Center, Colorado	720	1,488	Q1 2008	44.0		Colorado (2)
Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0		Colorado (2)
Leavenworth Detention Center, Kansas	266	1,033	Q2 2008	22.5		USMS (2)
Tallahatchie County Correctional Facility, Mississippi	848	2,672	Q2 2008	56.0		California (2)
Cimarron Correctional Facility, Oklahoma	660	1,692	Q3 2008	45.0		Various States
Davis Correctional Facility, Oklahoma	660	1,670	Q3 2008	45.0		Various States
Adams County Correctional Center, Mississippi	1,668	1,668	Q4 2008	105.0		Federal or Various States
La Palma Correctional Center,			Q3 2008 --
Arizona	3,060	3,060	Q2 2009	205.0		California (2)

Total	8,731			$586.5

(1) The total estimated cost is for a renovation of the existing facility which will result in 129 additional beds.
(2) We currently have contracts in place with the stated customers to occupy these facilities; however, the contracts do not provide a guarantee of utilization.

CCA 2007 Fourth Quarter Financial Results

In addition to the above listed projects, we continue to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers. We believe we have the ability to fund our current development activity with cash on hand, availability under our new $450.0 million revolving credit facility, and cash generated from operations.
Expansions or Developments Completed during 2007

	Additional
Expansions or New Facilities Completed	Beds	Completed	Customer(s)
Citrus County Detention Facility, Florida	360	Q1 2007	Citrus County
Crossroads Correctional Center, Montana	96	Q1 2007	State of Montana and USMS
Saguaro Correctional Facility, Arizona	1,896	Q2 2007	State of Hawaii
Gadsden Correctional Institution, Florida	384	Q3 2007	State of Florida
Bay Correctional Facility, Florida	235	Q3 2007	State of Florida
Tallahatchie County Correctional Facility, Mississippi	720	Q4 2007	State of California
North Fork Correctional Facility, Oklahoma	960	Q4 2007	State of California

Total	4,651

Guidance
We expect diluted earnings per share (“EPS”) for the first quarter of 2008 to be in the range of $0.26 to $0.28, and full year 2008 EPS to be in the range of $1.21 to $1.28.
During 2008, we expect to invest approximately $418.8 million in capital expenditures, consisting of approximately $370.7 million in prison construction and expansions that have been previously announced, $34.7 million in maintenance capital expenditures and $13.4 million in information technology. We also currently expect to pay approximately $60.0 million to $65.0 million in federal and state income taxes during 2008.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the fourth quarter of 2007. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the first quarter of 2008. Written materials used in the investor presentations will also be available on our website beginning on or about February 15, 2008. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 3:00 p.m. eastern time (2:00 p.m. central time) today, to discuss our fourth quarter 2007 and full-year financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be
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CCA 2007 Fourth Quarter Financial Results

available today at 6:00 p.m. eastern time through 11:59 p.m. eastern time on February 14, 2008, by dialing 888-203-1112, pass code 6533749.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 41 company-owned facilities, with a total design capacity of approximately 78,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2007 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$57,968	$29,029
Investments	—	82,830
Accounts receivable, net of allowance of $3,914 and $2,261, respectively	241,722	237,382
Deferred tax assets	12,250	11,655
Prepaid expenses and other current assets	21,142	17,554
Current assets of discontinued operations	—	966
Assets held for sale	7,581	—

Total current assets	340,663	379,416
Property and equipment, net	2,086,980	1,805,098
Restricted cash	6,511	11,826
Investment in direct financing lease	14,503	15,467
Goodwill	13,672	15,246
Other assets	23,411	23,807

Total assets	$2,485,740	$2,250,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$213,240	$160,522
Income taxes payable	964	2,810
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	237	760

Total current liabilities	214,731	164,382
Long-term debt, net of current portion	975,677	975,968
Deferred tax liabilities	34,271	23,755
Other liabilities	39,086	37,074

Total liabilities	1,263,765	1,201,179

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 124,472 and 122,084 shares issued and outstanding at December 31, 2007 and 2006, respectively	1,245	1,221
Additional paid-in capital	1,568,736	1,527,608
Retained deficit	(348,006)	(479,148)

Total stockholders’ equity	1,221,975	1,049,681

Total liabilities and stockholders’ equity	$2,485,740	$2,250,860

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CCA 2007 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
REVENUE:
Management and other	$385,591	$347,111	$1,475,821	$1,321,420
Rental	793	682	3,016	2,721

	386,384	347,793	1,478,837	1,324,141

EXPENSES:
Operating	274,735	248,514	1,058,050	968,327
General and administrative	19,902	16,876	74,399	63,593
Depreciation and amortization	21,379	17,986	78,514	67,236
Goodwill impairment	1,574	—	1,574	—

	317,590	283,376	1,212,537	1,099,156

OPERATING INCOME	68,794	64,417	266,300	224,985

OTHER EXPENSES (INCOME):
Interest expense, net	12,938	14,280	53,776	58,783
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Other (income) expenses	(22)	159	(303)	(254)

	12,916	14,439	53,473	59,511

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	55,878	49,978	212,827	165,474
Income tax expense	(21,158)	(17,976)	(80,312)	(60,813)

INCOME FROM CONTINUING OPERATIONS	34,720	32,002	132,515	104,661
Income from discontinued operations, net of taxes	226	150	858	578

NET INCOME	$34,946	$32,152	$133,373	$105,239

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.28	$0.27	$1.08	$0.88
Income from discontinued operations, net of taxes	—	—	0.01	—

Net income	$0.28	$0.27	$1.09	$0.88

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.28	$0.26	$1.05	$0.86
Income from discontinued operations, net of taxes	—	—	0.01	—

Net income	$0.28	$0.26	$1.06	$0.86

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CCA 2007 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Net income	$34,946	$32,152	$133,373	$105,239
Special items:
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Goodwill impairment	1,574	—	1,574	—
Income tax benefit for special items	—	—	—	(361)

Diluted adjusted net income	$36,520	$32,152	$134,947	$105,860

Weighted average common shares outstanding — basic	123,396	120,688	122,553	119,714
Effect of dilutive securities:
Stock options and warrants	2,106	3,072	2,480	3,018
Restricted stock-based compensation	405	310	348	326

Weighted average shares and assumed conversions — diluted	125,907	124,070	125,381	123,058

Adjusted Diluted Earnings Per Share	$0.29	$0.26	$1.08	$0.86

CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Pre-tax income	$56,104	$50,128	$213,685	$166,052
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Income taxes paid	(19,924)	(6,900)	(51,255)	(13,690)
Depreciation and amortization	21,379	17,986	78,514	67,236
Depreciation and amortization for discontinued operations	31	120	168	437
Goodwill impairment	1,574	—	1,574	—
Income tax (benefit) expense for discontinued operations	137	84	520	336
Stock-based compensation reflected in G&A expenses	1,860	1,136	6,478	4,840
Amortization of debt costs and other non-cash interest	959	1,037	3,931	4,433
Maintenance and technology capital expenditures	(15,042)	(14,523)	(47,500)	(50,001)

Adjusted Free Cash Flow	$47,078	$49,068	$206,115	$180,625

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CCA 2007 Fourth Quarter Financial Results

CALCULATION OF ADJUSTED EBITDA

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Net income	$34,946	$32,152	$133,373	$105,239
Interest expense, net	12,938	14,280	53,776	58,783
Depreciation and amortization	21,379	17,986	78,514	67,236
Income tax expense	21,158	17,976	80,312	60,813
Goodwill impairment	1,574	—	1,574	—
Income from discontinued operations, net of taxes	(226)	(150)	(858)	(578)

EBITDA	$91,769	$82,244	$346,691	$291,493
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982

Adjusted EBITDA	$91,769	$82,244	$346,691	$292,475

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of Adjusted Diluted Earnings Per Share, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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